Exhibit 99.1

William A. Cary Named Senior Vice President, Director of Operations

Over All HomeBanc Mortgage Operations

ATLANTA, August 6, 2004 — HomeBanc Corp. (NYSE: HMB) announced William A. Cary has been named director of operations and senior vice president at HomeBanc Mortgage Corp., HomeBanc Corp.’s mortgage origination subsidiary.

In this position, Cary will oversee all mortgage loan production operations in Georgia, Florida and North Carolina, the three states in which HomeBanc Mortgage principally originates mortgage loans. He will be responsible for directing all resources for processing, underwriting and closing mortgage loans throughout the company.

Prior to this appointment, Cary served as senior vice president of operations overseeing production operations in HomeBanc Mortgage’s Georgia and North Carolina territories, a position he held since late 2002. Prior to joining HomeBanc, Cary worked as a senior vice president and director of branch retail operations with CitiMortgage.

“Having worked with Bill over the years and observing how he has embraced HomeBanc, I am certain he will continue the legacy of commitment to serve our associates, customers and communities well into the future,” said HomeBanc Corp. President and Chief Operating Officer Kevin Race. “Bill has shown exceptional abilities, particularly in opening new stores and territories with his work in our newest state, North Carolina, and will be an important part of our expanding operations.”

Cary replaces Jeff Mouhalis, who has decided to return to his hometown of Jacksonville, Fla., and has accepted a position in that city.

HomeBanc Mortgage Corp., a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States, is a wholly owned subsidiary of HomeBanc Corp. For more information about HomeBanc Mortgage Corp. or the company’s mortgage products, contact HomeBanc at http://www.homebanc.com.

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company’s SEC reports and filings under “Special Cautionary Notice Regarding Forward Looking Statements” and “Risk Factors.”